EXHIBIT 10

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (“Agreement”) is made this 21st day of February, 2003, by and among BIG BUCK BREWERY & STEAK HOUSE, INC., a Michigan corporation (“Company”); WAYNE COUNTY EMPLOYEES’ RETIREMENT SYSTEM (“WCERS”); and WILLIAM ROLINSKI (“Rolinski”).

RECITALS:

This Agreement is based on the following recitals:

A.           Rolinski is currently the chief executive officer and president of the Company; Rolinski is a member of the board of directors of the Company; and Rolinski is the chairman of the board of directors of the Company.

B.             WCERS is the largest secured creditor of the Company and also has the right to acquire the controlling interest in the Company pursuant to various loan documents (“Loan Documents”) and equity agreements by and among the Company, WCERS, Rolinski and Blair Murphy.

C.             Blair Murphy has died making the estate liable under any guaranty.

D.            WCERS has granted certain concessions to the Company and Rolinski in connection with the financing of the Company by WCERS.

E.              Rolinski has determined that it is in the best interest of Rolinski and the Company that Rolinski tender his resignation as chief executive officer of the Company and as a member of the board of directors of the Company.

F.              The Company and WCERS are willing to accept such resignation from Rolinski and to provide Rolinski and the estate of Blair Murphy a release in connection with any guaranty of Rolinski and the estate of Blair Murphy under the Loan Documents.

NOW, THEREFORE, the parties agree as follows:

1.               The recitals set for the above are incorporated into and shall form a part of this Agreement.

2.               Rolinski acknowledges and agrees that Rolinski has resigned as the chief executive officer and president of the Company, and Rolinski has resigned from the board of directors of the Company, both effective March 1, 2003 (“Effective Date”) as evidenced by his letter of resignation dated January 27, 2003 (“Termination Date”) attached hereto as Exhibit A.

3.               Rolinski covenants and agrees that from and after the Termination Date he will not take any management role whatsoever in connection with the Company without the prior written consent of the board of directors of the Company and WCERS.  It is agreed that Rolinski’s activities on behalf of the Company will be transitioned to another person or entity in order to replace Rolinski as of the Termination Date.  As of the Effective Date, Rolinski shall return to the Company all reports, records, information, personal property, documents, and assets of the Company in the possession of Rolinski without retaining any copies of those items.

Rolinski will only use the Company credit cards in furtherance of Company business and will turn over such credit cards as of the Effective Date.

4.               Rolinski also covenants and agrees to cooperate with the Company to the Effective Date in facilitating the transition of the Company from Rolinski’s operational control to a replacement acceptable to the Company, its board of directors and/or WCERS.  Rolinski will also undertake such reasonable acts or activities as requested of the Company, the board of directors of the Company and/or WCERS with respect to any operations or assets of the Company, including, without limitation, negotiating with any landlords; provided, however, that Rolinski will not undertake such activities unless directed in writing by the Company, its board of directors or WCERS.  All costs and expenses in connection with such activities shall be at the sole cost and expense of the Company and not Rolinski.

5.               Rolinski agrees, at his election, that he may present opportunities to the Company, and Rolinski will be compensated for such activities at the time that the Company elects to move forward with such activities.  However, the Company will owe no compensation, fees, salary and/or wages except as specifically provided in this Agreement or agreed to by the Company in writing with Rolinski.

6.               Rolinski shall receive the following compensation under this Agreement in connection with his resignation:  (a) Rolinski shall be paid his current salary through February 28, 2003; (b) Rolinski shall receive payment for two weeks of his customary vacation time; (c) Rolinski’s car allowance will be paid by the Company until June 30, 2003; and (d) Rolinski’s current health benefits will be paid by the Company until September 1, 2003; provided, however, Rolinski will be eligible to apply for all Cobra continuation benefits as provided under applicable law.  Except as otherwise provided herein, Rolinski will receive no other salary, wages, compensation or fees from the Company.

7.               In consideration of the foregoing, Rolinski hereby releases, discharges and covenants not to sue (a) the Company, its shareholders, directors, officers, employees, agents, attorneys, successors and assigns and (b) WCERS, its trustees, members, employees, attorneys, agents, successors and assigns (collectively, “Owning Group”) as to any and all claims, suits, cause of actions, torts, contracts, liabilities, obligations, damages, costs and expenses of every nature and kind, (collectively, “Claims”) expecting worker’s compensation, which Rolinski had, has now or has in the future arising from any acts, omissions or business relationships between any of the Owning Group on one hand and Rolinski on the other hand, except that such release shall not extend to any breach of this Agreement by the Owning Group.

8.               The Owning Group hereby releases, discharges and covenants not to sue Rolinski, his heirs, estates, successors and assigns (collectively, “Rolinski Group”) as to any and all Claims, including, without limitation, any guaranty under the Loan Documents, which Rolinski had, has now or has in the future arising from any acts, omissions or business relationships between the Rolinski Group on one hand and any of the Owning Group on the other hand, except that such release shall not extend to any breach of this Agreement by Rolinski.

9.               It is expressly acknowledged and agreed by Rolinski that he has voluntarily resigned from his employment with the Company and as a member of the board of directors of the Company.  As such, Rolinski acknowledges that he has no unemployment, or similar claims in connection with his employment by the Company excepting worker’s compensation. From and after the Termination Date, Rolinski has no right to participate in any existing stock option plans in connection with his employment.

10.         In consideration of the foregoing, WCERS is willing to provide a release to the estate of Blair Murphy so long as a corresponding acceptable release is received by WCERS from the estate of Blair Murphy, and such release is appropriately documented in the probate proceedings of the estate of Blair Murphy.

11.         This Agreement is the entire agreement of the parties and all prior agreements and understandings are merged into this Agreement.  This Agreement may not be amended or modified except by a writing signed by all of the parties.  If there shall be any dispute under this Agreement, the prevailing party shall be entitled to be reimbursed for all its costs and expenses, including, without limitation, reasonable attorney fees in connection with such dispute.  This Agreement may not be assigned, transferred, mortgaged or hypothecated in any manner by Rolinski without the prior consent of the Company and WCERS.  This Agreement shall be governed by and construed under the laws of the State of Michigan.  This Agreement shall be binding upon and inure to the benefit of parties hereto and their permitted successors and assigns.

IN WITNESS WHEREOF, this Agreement has been executed the date first above written.

BIG BUCK BREWERY & STEAKHOUSE, INC.,
a Michigan corporation

By:	/s/ Anthony P. Dombrowski
Its:	Chief Financial Officer

WAYNE COUNTY EMPLOYEES’
RETIREMENT SYSTEM

By:	/s/ Ronald Yee
Its:	Director

/s/ William Rolinski
WILLIAM ROLINSKI